Exhibit 10.2

EXECUTION VERSION

ASSET MANAGEMENT AGREEMENT

This ASSET MANAGEMENT AGREEMENT (as amended or restated from time to time, including all appendixes and exhibits thereto, this “Agreement”), dated as of July 6, 2018, by and between Creek Pine REIT, LLC, a Delaware limited liability company (the “Company”), Crown Pine Realty 1, Inc., a Delaware corporation (“CPR1”), and CatchMark TRS Creek Management, LLC, a Delaware limited liability company (the “Asset Manager”). The Company, CPR1 and the Asset Manager are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company intends to elect to be taxed as a REIT (as hereinafter defined) for federal income tax purposes;

WHEREAS, the Company shall cause CPR1 to undertake certain activities the income from which would not (or the activities of which would cause any rents not to) be treated with respect to the Company as “qualifying income” (within the meaning of Section 856(c) of the Code); and

WHEREAS, CPR1 and the Company desire that the Asset Manager provide such services to the Company and its Subsidiaries (including CPR1) as are set forth herein, and the Asset Manager desires to render such services in consideration of the compensation provided for herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties agree as follows:

1. DEFINED TERMS. used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section 1 or, if not so specified, shall have the meanings given to such defined terms in the Company LLC Agreement.

(a) “Affiliate” means, in relation to a Person, any holding company, subsidiary or any other subsidiaries of any such holding company, in each case of such Person and any Person that Controls, is Controlled by or is under common Control with such Person.

(b) “Agreement” shall have the meaning set forth in the Preamble.

(c) “Allowable Variance” shall have the meaning set forth in Section 3(b).

(d) “Alternative Voting System” shall have the meaning ascribed to such term in the Company LLC Agreement.

(e) “Annual Budget” shall have the meaning set forth in Section 3(a).

(f) “Annual Harvest Schedule” shall have the meaning set forth on Schedule B-2.

(g) “Applicable Rate” shall have the meaning set forth in Section 9(a).

(h) “Asset Management Fee” shall have the meaning set forth in Section 9(a).

(i) “Asset Manager” shall have the meaning set forth in the Preamble.

(j) “Bad Act” means, with respect to a Person, (i) gross negligence, (ii) bad faith, (iii) fraud, or (iv) willful misconduct; provided, that, other than with respect to fraud, if the applicable action or circumstance is curable, then the breaching party will not be deemed to have caused the occurrence of a Bad Act pursuant to this definition if such party cures the applicable action or circumstance (including, for the avoidance of doubt, paying or otherwise remedying any adverse effects resulting from the Bad Act and otherwise offsetting any Losses suffered by other relevant Persons) within the thirty (30) days following the receipt of written notice thereof. For the avoidance of doubt, for purposes of Section 11(c), any Loss in respect of or arising from an act by the Asset Manager as a fiduciary under the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder shall not constitute a “Bad Act.”

(k) “Bankruptcy” shall have the meaning ascribed to such term in the Company LLC Agreement.

(l) “Beginning Preferred Partner Ratio” shall mean the number equal to (x) the aggregate amount of all Capital Contributions (as such term is defined in the Parent LP Agreement) made by the Preferred Partners in accordance with the Parent LP Agreement as of the date hereof, divided by (y) the aggregate amount of all Capital Contributions made by all Partners in accordance with the Parent LP Agreement as of the date hereof.

(m) “Budget Development Protocols” shall have the meaning set forth in Section 3(a).

(n) “Budget Impasse” shall have the meaning set forth in Section 3(c).

(o) “Business Assets” shall have the meaning ascribed to such term in the Company LLC Agreement.

(p) “Business Day” shall have the meaning ascribed to such term in the Company LLC Agreement.

(q) “Capital Contribution” shall have the meaning ascribed to such term in the Parent LP Agreement.

(r) “Cause” shall mean any of the following:

(i) there has been a final determination by a court of competent jurisdiction, or an admission by the Asset Manager or any of its Affiliates, that the Asset Manager or any of its Affiliates has committed, in connection with the performance of the Asset Manager’s duties under this Agreement, (1) fraud or intentional misappropriation of funds, (2) willful misconduct, (3) gross negligence; or (4) a breach of this Agreement resulting in material Losses to the Parent, the Company or any of its Subsidiaries, taken as a whole; provided, that, such an occurrence shall not constitute “Cause” to the extent (1)

the act or omission is the result of the conduct of an employee of the Asset Manager or its Affiliates who is not otherwise a Senior Officer, (2) such conduct occurs without the prior knowledge of a Senior Officer or (3) such “Cause” event is cured within thirty (30) days, which cure may include: (x) the removal of the subject employee from the Asset Manager or the applicable Affiliate, as applicable; (y) a comprehensive review by the Asset Manager or the applicable Affiliate of its internal policies and procedures to determine whether additional procedures should be implemented in order to prevent such act or event by the Asset Manager (or such Affiliate thereof); and (z) full restitution and reimbursement is made to the Parent, the Company or the applicable Subsidiary, or to the Preferred Partners, as applicable, by the Asset Manager, for any Losses caused by such Cause event;

(ii) a Transfer by the General Partner or any of its Affiliates in contravention of the Parent LP Agreement that is not cured within thirty (30) days after the earlier of (x) the General Partner (or CTT Partner (as such term is defined in the Parent LP Agreement)) becoming aware of such Transfer or (y) written notice from a Partner specifying the breach;

(iii) the Asset Manager has failed to retain certification by or to obtain recertification from Sustainable Forestry Initiative Inc. with respect to all of the Property; or;

(iv) the Bankruptcy of (i) the Asset Manager or (ii) CTT, CatchMark Timber Operating Partnership, L.P., or any Affiliate thereof that directly holds equity interests in Parent.

(s) “Change of Control” shall mean any transaction or series of related transactions which directly or indirectly results in:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) of direct or indirect beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then-outstanding shares of common stock of CTT or the Asset Manager or the combined voting power of any other then-outstanding securities of CTT or the Asset Manager entitled to vote generally in the election of directors (as applicable with respect to CTT or the Asset Manager the “Outstanding Voting Securities”); or

(ii) any merger, consolidation, reorganization or other similar transaction pursuant to which CTT or the Asset Manager is merged with and into or otherwise acquired by another entity; excluding, however, any such transaction pursuant to which the individuals and entities who are beneficial owners of the applicable entity’s Outstanding Voting Securities immediately prior to such transaction will in the aggregate beneficially own, directly or indirectly, 50% or more of the outstanding shares of common stock, and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such transaction (including a corporation that as a result of such transaction owns CTT or the Asset Manager, as applicable, or all or substantially all of the assets of CTT or the Asset Manager, as applicable, either directly or through one or more subsidiaries).

(t) “Closing” shall have the meaning ascribed to such term in the Parent LP Agreement.

(u) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(v) “Company” shall have the meaning set forth in the Preamble.

(w) “Company Account” shall have the meaning set forth in Section 7.

(x) “Company Board” shall mean the board of managers of the Company, as established and maintained pursuant to the Company LLC Agreement.

(y) “Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company (as amended or restated from time to time, including all appendixes and exhibits thereto).

(z) “Confidential Information” shall have the meaning set forth in Section 8(b).

(aa) “Constituent Members” means any Person that is an officer, director, member, partner or shareholder in a Person, or any Person that, indirectly through one or more limited liability companies, partnerships or other entities, is an officer, director, member, partner or shareholder in a Person.

(bb) “Control” means, in relation to a Person, where a person (or persons acting in concert) holds or has direct or indirect control of (i) the affairs of that Person, or (ii) more than fifty percent (50%) of the total voting rights conferred by all the issued shares in the capital of that Person which are ordinarily exercisable in a general meeting (or the equivalent) or (iii) a majority of the board of directors/managers of that Person, and “Controlled by” and “Controlling” shall be construed accordingly. For these purposes, “persons acting in concert,” in relation to a Person, are persons which actively cooperate pursuant to an agreement or understanding (whether formal or informal), with a view to exercising, obtaining or consolidating Control of that Person.

(cc) “CTT” shall mean CatchMark Timber Trust, Inc.

(dd) “Deferred Asset Management Fees” shall have the meaning ascribed to such term in the Company LLC Agreement.

(ee) “Excluded Loss” means (a) any Losses to the extent the same are reimbursed by insurance proceeds or indemnities from third parties and (b) any consequential, special, punitive or exemplary damages to the extent such damages are not owed to a third party in connection with any third party claim.

(ff) “Expenses” shall have the meaning set forth in Section 10(a)

(gg) “Fiscal Quarter” shall have the meaning ascribed to such term in the Company LLC Agreement.

(hh) “Fiscal Year” shall have the meaning ascribed to such term in the Company LLC Agreement.

(ii) “General Partner” shall have the meaning ascribed to such term in the Parent LP Agreement.

(jj) “Government Authority” means (i) a federal or national government, any state government, any political subdivision thereof, or any local jurisdiction therein; (ii) an instrumentality, board, commission, court or agency, whether civilian or military, of any of the above, however constituted; (iii) a public organization, being an organization whose members are (A) countries or territories; (B) governments of countries or territories; and/or (C) other public international organizations and includes the World Bank, the United Nations, the International Monetary Fund and the OECD; or (iv) any company, association, organization, business, enterprise or other entity which is owned, whether in whole or in part, or controlled by any person listed in (i) to (iii) above.

(kk) “Indemnified Party” shall have the meaning set forth in Section 11(c).

(ll) “Indemnitor” shall have the meaning set forth in Section 11(d).

(mm) “Initial Annual Budget” shall have the meaning set forth in Section 3(a).

(nn) “Key Man” shall mean any person set forth on Schedule A attached hereto.

(oo) “Key Man Employment Agreement” shall mean the Employment Agreements listed on Schedule A attached hereto, as such may be amended, restated, supplemented, modified or otherwise renegotiated.

(pp) “Key Man Event” shall have the meaning set forth in Section 12.

(qq) “Law” means any law, statute, act, legislation, bill, enactment, policy, treaty, international agreement, ordinance, judgment, injunction, award, decree, rule, regulation, interpretation, determination, requirement, writ or order of any Government Authority.

(rr) “Loss” or “Losses” means the dollar amounts of all actual costs, claims, suits, actions, damages, losses, liabilities, obligations, reasonable fees and expenses of any kind or nature, including costs and expenses of accountants, attorneys and other professionals, judgments, fines, penalties, settlements and all other costs and expenses and disbursements of any nature or type actually paid or incurred or imposed on or asserted against a specified Person, and all costs and expenses paid or incurred by the prevailing party or any of its Affiliates in litigating against any other party or any of its Affiliates, but specifically excluding in all such cases any Excluded Loss.

(ss) “Major Decision” shall have the meaning ascribed to such term in the Company LLC Agreement.

(tt) “Manager Indemnified Parties” shall have the meaning set forth in Section 11(a).

(uu) “Non-Controllable Expenses” shall have the meaning set forth in Section 3(c).

(vv) “Parent” shall mean TexMark Timber Treasury, LP, a Delaware limited partnership.

(ww) “Parent Board” shall mean the partnership board of the Parent, as established and maintained pursuant to the Parent LP Agreement.

(xx) “Parent Indemnified Parties” shall have the meaning set forth in Section 11(c).

(yy) “Parent Partners” shall mean the Partners of the Parent, as defined in the Parent LP Agreement.

(zz) “Parent LP Agreement” means the Amended and Restated Limited Partnership Agreement of TexMark Timber Treasury, L.P., a Delaware limited partnership (as amended or restated from time to time, including all appendixes and exhibits thereto).

(aaa) “Partner” shall have the meaning set forth in the Parent LP Agreement.

(bbb) “Party” shall have the meaning set forth in the Preamble.

(ccc) “Person” means an individual or a general partnership, limited partnership, corporation, professional corporation, limited liability company, limited liability partnership, joint venture, trust, business trust, unincorporated organization, cooperative or association or a governmental, administrative or regulatory agency or any other entity.

(ddd) “Preferred Board Members” shall have the meaning set forth in Section 3(a).

(eee) “Preferred Partners” shall have the meaning ascribed to such term in the Parent LP Agreement.

(fff) “Preliminary Budget” shall have the meaning set forth on Schedule B-2.

(ggg) “Property” shall have the meaning ascribed to such term in the Company LLC Agreement.

(hhh) “Purchase Price” shall mean $1,379,000,000.

(iii) “Qualified REIT Consultant” means a nationally recognized accounting firm, which may be the Company’s audit or tax firm, or a nationally recognized law firm selected by the Asset Manager.

(jjj) “REIT” means a “real estate investment trust” under Section 856 of the Code

(kkk) “Senior Credit Documents” shall have the meaning ascribed to such term in the Parent LP Agreement.

(lll) “Senior Lender” shall have the meaning ascribed to such term in the Parent LP Agreement.

(mmm) “Senior Officer” means a senior officer or director of the Asset Manager or its Affiliates.

(nnn) “Services” shall have the meaning set forth in the Section 2(b).

(ooo) “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, trust or other entity of which all or any part of the outstanding equity interests are owned, directly or indirectly, by such Person. For the avoidance of doubt, the Company and its Subsidiaries and CPR1 shall each be considered a Subsidiary of Parent, and CPR1 shall be considered a Subsidiary of the Company, for purposes of this Agreement.

(ppp) “Termination Date” shall mean the effective date of any termination of this Agreement in accordance with the terms hereof.

(qqq) “Thirty-Year Harvest Schedule” shall have the meaning set forth on Schedule B-2.

(rrr) “Three-Year Harvest Plan” shall have the meaning set forth on Schedule B-2.

(sss) “Timber Manager” shall mean any entity that has been retained by the Company or a Subsidiary thereof to perform and carry out property management services at the Property or any other Real Estate Assets.

(ttt) “Transfer” shall have the meaning ascribed to such term in the Company LLC Agreement.

(uuu) “Wood Supply Agreements” shall have the meaning ascribed to such term in the Company LLC Agreement.

2. APPOINTMENT AND DUTIES OF THE ASSET MANAGER.

(a) On the terms and subject to the conditions set forth in this Agreement, the Company, on its own behalf and on behalf of each of its Subsidiaries, hereby appoints the Asset Manager to serve as asset manager and to provide the Services, and the Asset Manager hereby accepts such appointment. Except as otherwise provided herein or in connection with the termination of this Agreement, neither the Company nor any of its Subsidiaries shall appoint any other Person to serve as Asset Manager or to provide the services of the Asset Manager as set forth in this Agreement, except to the extent that the Asset Manager otherwise agrees, in its sole and absolute discretion. Whenever in this Agreement the approval or consent of the Company is required, such approval shall be obtained through the affirmative action of the Company Board, in accordance with the terms of the Company LLC Agreement.

(b) The Asset Manager undertakes and agrees to use all commercially reasonable efforts to provide the Services and to otherwise fulfill its obligations hereunder. In rendering the Services and otherwise fulfilling its obligations hereunder, the Asset Manager will at all times (i) be subject to the supervision, management and direction of the Company Board and any applicable approvals required by or restrictions imposed by this Agreement, the Company LLC Agreement or the Parent LP Agreement and, (ii) have only such functions and authority as the Company Board may delegate to it, including the functions and authority identified herein and delegated to the Asset Manager hereby, (iii) not take, or cause to be taken, any action that constitutes a Major Decision without such action having received the required prior approval of the Parent Board or the Company Board, as applicable, in accordance with the Parent LP Agreement or the Company LLC Agreement, as applicable, (iv) act in a manner consistent with, and subject to, the applicable Annual Budget (subject to Section 3 hereof) and applicable Law and (v) act in good faith as a reasonable expert in managing forestry investments. Subject to the foregoing, during the term of this Agreement, the Asset Manager will be responsible for the following (collectively, the “Services”):

(i) preparing the Annual Budget and presenting the Annual Budget for approval in accordance with Section 3 hereof and the Company LLC Agreement;

(ii) implementing each Annual Budget following the approval thereof in accordance with the terms of such approved Annual Budget and Section 3 hereof;

(iii) administering the day-to-day business and operations of the Company and its Subsidiaries and performing and supervising the performance of such administrative functions necessary to the management of the Company and its Subsidiaries as may be agreed upon by the Asset Manager and the Company Board;

(iv) assisting the Company in retaining at all times a Qualified REIT Consultant and other advisors to advise the Company regarding the maintenance of the Company’s qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder;

(v) investigating, selecting, engaging and supervising, on behalf of the Company and its Subsidiaries, third party service providers as contemplated by Section 2(c) hereof;

(vi) overseeing the performance by each Timber Manager of its duties and making periodic recommendations to the Company Board regarding the engagement, or termination of, such Timber Managers;

(vii) identifying, investigating, analyzing and originating potential investment opportunities for the Company and its Subsidiaries, to the extent directed to do so by the Company Board;

(viii) consulting with the Company Board regarding acquiring, financing, retaining, selling, restructuring or disposing of Business Assets and recommending strategies for the same;

(ix) supervising and structuring prospective sales or exchanges of Business Assets, and conducting negotiations with purchasers, brokers, lenders and, if applicable, their respective agents and representatives, in each case, as requested by the Company Board;

(x) identifying, evaluating and recommending sources of financing for the Company and its Subsidiaries, as requested by the Company Board;

(xi) providing the Company Board with periodic review and evaluation of the performance of the Business Assets and other customary functions related to asset management;

(xii) taking required actions on behalf of the Company and its Subsidiaries to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xiii) taking required actions on behalf of the Company and its Subsidiaries in complying with all applicable regulatory requirements with respect to their business activities;

(xiv) preparing and filing all tax returns and tax elections which are required by applicable law to be filed or are otherwise advisable and taking all other action reasonably necessary in connection with such required tax filings and reports with respect to the Company and its Subsidiaries (subject to the written approval of the Company and/or its Subsidiaries, as applicable);

(xv) preparing, or causing to be prepared, and delivering (i) the financial reports and other information set forth in Section 4 hereof (pursuant to the terms thereof), and, (ii) the information related to tax matters set forth in Section 5 hereof (pursuant to the terms thereof);

(xvi) preparing and providing for submission to and approval by the Company Board, prior to approval of the first Annual Budget, health and safety policies and procedures for employees and contractors (including all reasonably requested amendments thereto from the Company Board), as well as for tracking, reporting and managing workplace health and safety;

(xvii) ensuring that the Business Assets are managed in accordance with Sustainable Forestry Initiative requirements, including all required reporting and auditing obligations, and forecasting a timeline for audits and recertification, as applicable, and reporting to the Company Board on the same;

(xviii) complying with the requirements of the Wood Supply Agreements, including preparing, delivering and obtaining approval of the Annual Plan, Forecast Plan and Delivery Plan (as each such term is defined in the Wood Supply Agreements) each year when and as required in the Wood Supply Agreements;

(xix) reporting quarterly to the Company Board any variances in harvest from the harvest plans for the previous calendar quarter exceeding Allowable Variance as identified on Exhibit A appended hereto, and shall not exceed any such Allowable Variance without having first obtained the approval of the Company Board;

(xx) submitting to the Company Board monthly reports detailing any recordable incidents for employees and contractors that occurred in the previous month and any material environmental compliance matters, including violations or potential violations of Laws and best management practices applicable to the Business Assets, the Company and its Subsidiaries, and the operation of the same;

(xxi) preparing, or causing to be prepared, and delivering, or causing to be delivered, to the lenders or other creditors of the Company or any of its Subsidiaries, such financial information, reports and other information as is required pursuant to the terms of any loan or credit agreement between the Company or any of its Subsidiaries and such lenders or creditors;

(xxii) providing such other services (i) related to the foregoing as the Asset Manager and the Company Board may reasonably agree upon or (ii) set forth elsewhere herein; and

(xxiii) doing all things reasonably necessary to assure its ability to render the Services as described in this Agreement.

Notwithstanding anything else to the contrary in this Agreement, the Asset Manager shall, at all times in its provision of the above Services, (A) hold itself out to the public as a legal entity separate and distinct from the Parent, the Company and its Subsidiaries, (B) correct any known misunderstanding regarding its status as a separate entity from the Parent, the Company and its Subsidiaries, (C) conduct and operate its business in its own name and (D) not identify itself or any of its Affiliates as a division or part of the Parent, the Company or its Subsidiaries. Further, the Asset Manager shall not assume any liability for any obligations of the Parent, the Company and their Subsidiaries (and shall clearly identify in any action taken on behalf of the Company or their Subsidiaries that the Asset Manager is acting in the capacity as agent and not in its individual capacity), and neither the Asset Manager nor the Company or the any of their Subsidiaries shall hold the Asset Manager out to any third parties as liable for any of the obligations of the Parent, the Company or any of their Subsidiaries. For the avoidance of doubt, the immediately preceding sentence is not intended to modify the liability of any Affiliate of the Asset Manager that owns equity interests of the Parent, subject to the applicable provisions of the Parent LP Agreement.

(c) The Asset Manager may investigate, select, recommend, engage and supervise, for and on behalf of, and at the sole cost and expense of, the Company or its Subsidiaries, accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, valuation firms, financial advisors, due diligence firms and such other third party professionals as the Asset Manager reasonably deems necessary or advisable in connection with the performance of the Services and its other obligations hereunder, and the Company or its Subsidiaries shall pay for the reasonable cost and expenses thereof, including pursuant to Section 7 of this Agreement. Any such engagement of third party professionals shall not relieve the Asset Manager from its obligations hereunder.

(d) Anything in this Agreement to the contrary notwithstanding, but subject to Section 2(g), the Asset Manager shall refrain from taking any action which, in its sole judgment made in good faith, would (i) reasonably be expected to adversely affect the status of the Company as a REIT, (ii) subject Parent, the Company or any of its Subsidiaries to regulation under the Investment Company Act of 1940, as amended, or (iii) violate any applicable Law or otherwise not be permitted by the Company LLC Agreement or the Parent LP Agreement. If such action shall be ordered by the General Partner, the Parent Board or Company Board, the Asset Manager shall notify promptly the General Partner, the Parent Board or Company Board, as applicable, of the Asset Manager’s judgment of the potential impact of such action and shall refrain from taking such action. In such event, the Asset Manager shall have no liability for acting in accordance with the specific instructions of the General Partner, the Parent Board or Company Board so given. Notwithstanding the foregoing, the Manager Indemnified Parties shall not be liable to Parent, the Company or any of their respective Subsidiaries, the General Partner, the Parent Board or the Company Board, or the members, managers or partners of the General Partner, Parent, the Company or any of their respective Subsidiaries, for any act or omission by any Manager Indemnified Parties except as provided in Section 11 of this Agreement.

(e) In the performance of its obligations and responsibilities hereunder, the Asset Manager shall not (i) use any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) use any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (iii) violate any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption Law applicable to the Company or any of its Subsidiaries, (iv) make, offer, authorize or promise any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (v) establish or maintain any fund of corporate monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (iv) or (vi) make any bribe, unlawful rebate, payoff, influence payment, facilitation payment, kickback or other similar payment of any nature. The Asset Manager shall develop and implement an anti-corruption compliance program that includes internal controls, policies and procedures designed to ensure compliance with any applicable national, regional or local anti-corruption Law. The Asset Manager shall report violations or suspected violations of applicable anti-corruption Law or this Section 2(e) to the Company Board as soon as practicable after the Asset Manager becomes aware of or suspects a violation.

(f) Without limiting any provision herein, all actions of the Parent and the Company under this Agreement requiring the consent or approval of the Company Board shall be subject to the direction of the members of the Company Board. Asset Manager expressly acknowledges Section 4.12(b) of the Parent LP Agreement and the Company LLC Agreement.

(g) Asset Manager shall, and shall use reasonable best efforts to take all actions required to cause the Company to, comply with Sections 4.11 and 5.2 of the Company LLC Agreement.

(h) Asset Manager expressly acknowledges the restrictions on Parent’s activities pursuant to Sections 4.17 and 4.19 of the Parent LP Agreement, and understands that the restrictions in Section 4.17 include the actions of an agent acting on its behalf. Asset Manager acknowledges and agrees that for U.S. federal income tax purposes it is providing Services to and on behalf of distinct principals pursuant to this Agreement and agrees that it shall use reasonable best efforts to take all actions (including avoiding taking actions) required to cause Parent to comply with such provisions of the Parent LP Agreement, without prejudice to actions required to be undertaken on behalf of the Company or its Subsidiaries.

3. ANNUAL BUDGET.

(a) The Company and its Subsidiaries shall be operated in accordance with an annual budget, as it may be annually updated from time to time pursuant to this Section 3 (the “Annual Budget”). The initial Annual Budget for the period beginning on the Effective Date and ending on December 31, 2018, including the related variances, is attached hereto as Schedule B-1 (the “Initial Annual Budget”). For each Fiscal Year thereafter, the Asset Manager shall be responsible for preparing and submitting to the Company Board for approval as a Major Decision in accordance with the terms of the Company LLC Agreement a proposed updated Annual Budget, including the related variances. The Annual Budget shall be prepared by the Asset Manager in accordance with the protocols (including the preparation of the back-up materials on the timetable set forth therein) set forth on Schedule B-2 hereto (the “Budget Development Protocols”). The Annual Budget for each Fiscal Year shall be prepared with the same detail and line items as set forth in the Initial Annual Budget and such other detail as the members of the Company Board appointed by the Preferred Partners in accordance with Section 4.3(c) of the Parent LP Agreement (the “Preferred Board Members”) may reasonably request. In connection with the review of a proposed Annual Budget, the Preferred Board Members may reasonably request additional information regarding the materials supporting the proposed Annual Budget or such other information as is necessary or desirable to enable review of such proposed Annual Budget, and the Asset Manager shall provide such requested information. The Preferred Board Members shall consent to or reject the proposed Annual Budget, or request additional information (as provided for above), within ten (10) Business Days following (i) receipt of such proposed Annual Budget or (ii) receipt of all additional information that is, in the determination of the Preferred Board Members, necessary or desirable to enable review of such proposed Annual Budget. The Asset Manager shall comply with the Budget Development Protocols regarding the Preliminary Budget for each Fiscal Year. The Annual Budget shall be prepared and submitted annually by the Asset

Manager no later than December 10, 2018 for the next Fiscal Year and thereafter by December 10 of each year with respect to the following Fiscal Year. The Annual Budget for each Fiscal Year shall include use of the pre-funded reserve amounts as shown on Schedule B-3 hereto for the four Fiscal Quarters comprising such Fiscal Year. In connection with the submission of the Annual Budget, the Asset Manager shall also prepare and submit to the Company Board an annual business plan for Parent and its Subsidiaries, including a responsible five-year operations forecast, including the operating metrics set forth on Schedule B-4 hereto (the “Annual Plan”). The Preferred Board Members, or their designated representatives, shall be provided reasonable access to all information, data, reports, models and analyses relied on in developing the Annual Plan (including, for the avoidance of doubt, all financial and silvicultural assumptions, constraints, supporting stand level data, merchantable timber volumes, pre-merchantable acres by species and age class, and acres by land classification).

(b) Pursuant to this Agreement, the Asset Manager is charged with implementing each Annual Budget following the approval thereof, in accordance with the terms of such approved Annual Budget and the terms of this Agreement. In doing so, the Asset Manager shall at all times act in a manner consistent with the Annual Budget; provided, however, that the Asset Manager may in its discretion expend funds for Non-Controllable Expenses (as defined below) not otherwise reflected in the Annual Budget. In implementing the Annual Budget, the Asset Manager may in its discretion vary material line items in the applicable Annual Budget within the variances set forth in set forth in Exhibit A appended hereto (such variances being referred to herein as “Allowable Variances”). Asset Manager shall not exceed any Allowable Variance without having first obtained the approval of the Company Board.

(c) In the event the Asset Manager is unable to obtain the approval of the Company Board of any Annual Budget prior to the intended period for such Annual Budget, then a “Budget Impasse” shall be deemed to exist, until such time as such Annual Budget is approved in accordance with this Agreement, the Parent LP Agreement and Company LLC Agreement. During any Budget Impasse, the Asset Manager shall perform the Services and otherwise fulfill its obligations under this Agreement in accordance with the most recently approved Annual Budget, except that (i) the Asset Manager may make or cause to be made any expenditure not contemplated by such Annual Budget which is (1) an emergency expenditure to protect the health, safety and welfare of people or property (in which event the Asset Manager shall notify the Company Board immediately) or (2) an expenditure to satisfy (A) any outstanding taxes and related fees, costs and expenses, (B) any obligations for interest, principal (except at maturity), escrows, fees and expenses due under the Senior Credit Documents and any other indebtedness approved as a Major Decision or (C) premiums for insurance required under this Agreement, the Parent LP Agreement or the Company LLC Agreement, and Senior Credit Documents, any loan document relating to indebtedness approved as a Major Decision or any other contract to which the Parent or any of its Subsidiaries is a party that are entered into in accordance with the Parent LP Agreement (such expenses, “Non-Controllable Expenses”) and (ii) the Asset Manager acting alone shall otherwise have no authority to make any other expenditure without the approval of the Company Board as a Major Decision.

4. REPORTING.

(a) The Asset Manager shall prepare, or cause to be prepared, at the expense of the Company and its Subsidiaries, all reports, financial or otherwise, with respect to the Company and its Subsidiaries reasonably requested in order to comply with their respective organizational documents or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials.

(b) Without limiting the generality of Section 4(a), the Asset Manager shall prepare, or cause to be prepared, and shall deliver to the Company and the Company Board, at the expense of Company, the following:

(i) within forty-five (45) days after the end of each Fiscal Year, a report as of the end of such Fiscal Year prepared in conformity with accounting principles generally accepted in the United States and consistently applied, setting forth (A) a balance sheet of Company (that will include appropriate footnote disclosure) as of the end of such Fiscal Year, and (B) an income statement of Company for such Fiscal Year; provided, that the annual financial statements referred to in this Section 4(b)(i) shall be audited by a nationally recognized accounting firm in accordance with generally accepted auditing standards in the United States and consistently applied, and such accounting firm’s report thereon shall accompany the annual financial statements ; provided, further, that while the Asset Manager shall endeavor to provide such audited financial statements within the forty-five (45) day period stated above, it will not be considered to have breached this Section 4(b)(i) if it fails to do so if the Asset Manager (x) is using commercially reasonable efforts to produce audited financial statements within such timeframe, (y) provides unaudited financial statements within such forty-five (45) day period and (z) provides such audited financial statements as soon as practicable following such date but in any event no later than ninety (90) days after the end of such Fiscal Year;

(ii) not later than forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, final versions of each of the following:

(A) An unaudited report setting forth as of the end of such fiscal quarter (x) a balance sheet of Company as of the end of such Fiscal Quarter and (y) an income statement of Company for such Fiscal Quarter

(B) A calculation of the reserves of the Company and the amount of “Base Available Cash,” “Net Available Cash,” “Distributable Cash Flow” and “Remaining Distributable Cash Flow” as of the end of the relevant Fiscal Quarter, in each case, as defined in the Company LLC Agreement;

(C) A narrative describing the condition of the Property and other Business Assets and operations of Company and its Subsidiaries during such Fiscal Quarter;

(D) A report of any changes in the status of any major service contracts, any material line item variances of more than ten percent (10%) from the Annual Budget and any litigation or other legal issues involving the Parent, the Company or its Subsidiaries during such Fiscal Quarter; and

(E) A report providing a detailed description of each Permitted HBU Sale (as defined in the Company LLC Agreement) consummated during such Fiscal Quarter.

(c) In addition to the reporting requirements set forth above, the Asset Manager shall give notice to the Company Board of:

(i) Any items that will otherwise be reportable under Section 4(b)(ii)(D) above promptly after the Asset Manager becomes aware of such item;

(ii) Any known or reported non-conformance with applicable state and local regulations and Sustainable Forestry Initiative standards or principles as in effect on the date hereof and as modified from time to time by Sustainable Forestry Initiative Inc.; and

(iii) Any proposed transaction between the Company or any of its Subsidiaries, on one hand, and any other Person, on the other hand, if such transaction would create a potential conflict of interest on the part of the Asset Manager in causing the Company or its Subsidiaries to enter into such transaction, or any other occurrence of a potential conflict of interest on the part of the Asset Manager or its Affiliates in connection with causing Company (or its Subsidiaries) to enter into such transaction.

(d) The Asset Manager shall meet with the Partners on a quarterly basis to discuss the quarterly reporting and such other topics relating to the business of the Company and its Subsidiaries as the other Partners may reasonably request.

5. CERTAIN TAX MATTERS. The Asset Manager shall, at Company’s expense, use reasonable best efforts to (i) not later than twenty-five (25) days from the end of each Fiscal Quarter (including the end of each Fiscal Year), provide to the Company a report regarding the Company’s compliance with the REIT asset tests in Section 856(c)(4) of the Code for such Fiscal Quarter reviewed by the Qualified REIT Consultant, (ii) not later than forty-five (45) days from the end of each Fiscal Quarter, provide to the Company the quarterly REIT testing reports regarding the Company reviewed by the Qualified REIT Consultant, and (iii) not later than forty-five (45) days after the end of each Fiscal Year, provide to the Company the final REIT testing report regarding the Company reviewed by the Qualified REIT Consultant. The Asset Manager shall provide to the Company Board and Partners, as soon as is reasonably practicable following request thereof, any other information reasonably required to determine compliance by the Company with the requirements under Section 856 et seq. of the Code and the related Treasury Regulations for the Company to (x) qualify for, and maintain, status as a REIT and (y) avoid the imposition of any U.S. federal income tax or penalty on the Company.

6. ADDITIONAL ACTIVITIES. Nothing in this Agreement is intended to prevent the Asset Manager or any of its Affiliates, officers, directors, employees or personnel from engaging in other activities, investments or businesses, including from rendering advice or services of any kind to any other Person so long as Asset Manager complies at all times with Section 8 and promptly notifies the Company Board of any such activities that conflict with its obligations hereunder.

7. BANK ACCOUNTS. At the direction of the Company Board, the Asset Manager may establish and maintain one or more bank accounts in the name of the Company or any of its Subsidiaries (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts for the payment of Expenses, under such terms and conditions as the Company Board may approve. The Asset Manager shall from time to time render appropriate accountings of such collections and disbursements to the Company and, upon the request of the Company Board, to the Company’s auditors. The Asset Manager shall disburse funds to pay Expenses from the Company Account in the name of the entity with respect to which such Expenses relate. For the avoidance of doubt, the Asset Manager’s disbursement of funds from the Company Accounts for the payment of Expenses or any other amounts shall be subject to the terms of the applicable Annual Budget and any limitations on specific Expenses set forth in Section 10(a).

8. RECORDS; CONFIDENTIALITY.

(a) The Asset Manager shall maintain and preserve the books and records of the Company and its Subsidiaries (including accounting and reporting systems), and such records shall be accessible for inspection by the General Partner or representatives of Parent, the Company or any of its Subsidiaries at any time during normal business hours upon reasonable advance written notice.

(b) The Asset Manager shall keep confidential any and all information regarding Parent, the Company or its Subsidiaries obtained in connection with the Services rendered under this Agreement (“Confidential Information”) and shall not disclose any such Confidential Information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of Company Board; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of business of Parent, the Company and its Subsidiaries; (iv) to governmental officials having jurisdiction over Parent, the Company or any of its Subsidiaries; (v) in connection with any governmental or regulatory filings of Parent, the Company or any of its Subsidiaries or disclosure or presentations to Parent’s equity holders or prospective equity holders; (vi) as required by applicable Law; or (vii) to the extent such information is otherwise publicly available. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from the provisions hereof any Confidential Information that (A) has become publicly available through the actions of a Person other than the Asset Manager, (B) is released in writing by CTT, Parent, the Company or any of its Subsidiaries to the public, or (C) is obtained by the Asset Manager from a third party without breach by such third party of an obligation of confidence with respect to the Confidential Information disclosed.

9. ASSET MANAGEMENT FEE.

(a) Subject to Section 9(b), commencing upon the Effective Date, the Asset Manager shall receive from the Company an asset management fee (the “Asset Management Fee”), calculated and payable quarterly in arrears, in an annual amount equal to (x) the Applicable Rate (as defined below) for the applicable period of time, multiplied by (y) the Purchase Price, multiplied by (z) the Beginning Preferred Partner Ratio. In the event the Effective Date is a day other than the first calendar day of a Fiscal Quarter, the Asset Management Fee with respect to the Fiscal Quarter in which the Effective Date occurs shall be an amount equal to the product of (x) the total Asset Management Fee otherwise payable for such Fiscal Quarter, multiplied by (y) a fraction, the numerator of which is the number of calendar days between the Effective Date and the end of such Fiscal Quarter and the denominator of which is the total number of calendar days in such Fiscal Quarter. The “Applicable Rate” shall mean 1.00%; provided, however, that if the entire Initial Preferred Distribution Account has not been reduced to zero ($0) in accordance with Section 3.3(d) of the Company LLC Agreement, the Applicable Rate shall (i) be reduced to 0.75% for the four (4) consecutive Fiscal Quarters beginning with the first full Fiscal Quarter following the third (3rd) anniversary of the Effective Date, and (ii) be further reduced to 0.50% for all Fiscal Quarters after the fourth (4th) anniversary; provided, further, that to the extent that the Applicable Rate has been so reduced, and subsequent to such reduction the entire Initial Preferred Distribution Account is reduced to zero ($0) in accordance with Section 3.3(d) of the Company LLC Agreement, then the Applicable Rate shall automatically increase back to 1.00% commencing with the day upon which such return threshold is achieved. The Asset Management Fee, to the extent due and owing in accordance with this Agreement, the Parent LP Agreement and the Company LLC Agreement, shall be paid quarterly within forty-five (45) days following the end of the preceding Fiscal Quarter.

(b) The payment of the Asset Management Fee shall be subject to deferral as set forth in the Parent LP Agreement and the Company LLC Agreement. In addition, the Asset Management Fee shall be subject to reduction pursuant to the terms of Schedule 5.7 of the Parent LP Agreement.

(c) Asset Manager acknowledges and agrees that the Company and its Subsidiaries will agree upon an allocation between each of them of the Asset Management Fee based on the relative Services provided to each of them.

10. EXPENSES.

(a) The Company or its Subsidiaries shall bear and pay (including pursuant to the terms of Section 7), the following third-party fees, costs and expenses, whether incurred prior to or following the Effective Date (collectively, “Expenses”):

(i) all costs and expenses incurred in connection with the formation of the Company and its Subsidiaries, and all expenses associated with the issuance of the Subsidiary REIT Preferred Units, including any placement agent fees associated with such issuance;

(ii) all fees, costs and expenses incurred in evaluating, negotiating, structuring, acquiring, holding, managing, leasing, financing, refinancing, disposing of or otherwise dealing with the Property and other Business Assets, including any reasonable legal and accounting expenses and other fees and out-of-pocket costs related thereto, and the costs of rendering financial assistance to or arranging for financing for any assets or businesses constituting the Business Assets (including the Property);

(iii) fees, costs and expenses of auditors, appraisers, legal counsel and other advisors of the Company and its Subsidiaries, insurance costs of the Company and its Subsidiaries and litigation costs and indemnity expenses of the Company and its Subsidiaries;

(iv) administrative expenses related to the operation of the Company and its Subsidiaries, including fees, costs and expenses of accountants, lawyers and other professionals incurred in connection with the Company’s and its Subsidiaries’ annual audit, financial reporting, legal opinions and tax return preparation (including, without limitation, any costs and expenses incurred in connection with the satisfaction of the requirements of Section 5 hereof), as well as expenses associated with valuations of the Property and other Business Assets, including the fees, costs and expenses of any independent appraiser;

(v) interest expenses, brokerage commissions and other investment costs incurred by or on behalf of the Company and its Subsidiaries;

(vi) the Asset Management Fee, subject to the restrictions and limitations provided in the Parent LP Agreement and the Company LLC Agreement;

(vii) costs of travel and travel-related expenses with respect to the business of the Company and its Subsidiaries; provided, that the cost of airfare shall not exceed commercial fares and, for the avoidance of doubt, shall not include costs associated with first-class, private or chartered air travel;

(viii) subject to Section 10(c), all taxes and license fees levied against the Company and its Subsidiaries or their assets or operations;

(ix) the costs of annual REIT compliance testing for the Company, including fees and expenses of the Qualified REIT Consultant;

(x) insurance costs incurred in connection with the operation of the business of the Company and its Subsidiaries;

(xi) the compensation of the employee identified on, and subject to the limitations set forth, on Schedule C; and

(xii) amounts to be contributed or advanced to any Subsidiary for the purpose of such entity paying any cost of the type described in the foregoing clauses (i) through (xi).

(b) Notwithstanding anything herein to the contrary, the Asset Manager and its Affiliates shall bear the costs and expenses incurred by such Persons in providing for their normal operating overhead, salaries (except as specifically provided in Section 10(a)(xi), wages or benefits of their employees, rent, utilities, expenses of office furniture, computers and other office equipment, taxes (including taxes imposed on the income or gross receipts of the Asset Manager on account of fees received pursuant to the terms of this Agreement), other expenses incurred in maintaining their place of business, and other similar administrative expenses (including all premiums and expense required in connection with “errors and omissions” insurance policies covering the officers and employees of the Asset Manager or its Affiliates), neither Parent nor the Company nor any of its Subsidiaries shall pay such expenses, and Asset Manager shall not be entitled to reimbursement from Parent, the Company or its Subsidiaries for any such expenses

(c) For the avoidance of doubt, Asset Manager shall not be reimbursed for any expenses under this Agreement.

11. EXCULPATION AND INDEMNIFICATION.

(a) The Asset Manager, its Affiliates and their respective Constituent Members, employees, managers, consultants and agents (collectively, the “Manager Indemnified Parties”) will not be liable to Parent, the Company or any of their respective Subsidiaries, the Parent Board, the General Partner, the Company Board or the members, managers or partners of Parent, the Company or any of their respective Subsidiaries for any acts or omissions by any Manager Indemnified Party, pursuant to or in accordance with this Agreement, except for any acts or omissions by any Manager Indemnified Party constituting a Bad Act.

(b) To the fullest extent permitted by applicable Law, Company shall and does hereby agree to indemnify and hold harmless and pay all judgments and claims against any Manager Indemnified Party, each of which shall be a third party beneficiary of this Agreement solely for purposes of this Section 11, from and against any Loss incurred by them for any act or omission taken or suffered by each Manager Indemnified Party (including any act or omission performed or omitted by any of them in good faith reliance upon and in accordance with the opinion or advice of experts, including of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation; provided, that such Persons were selected and monitored with reasonable care) in connection with in respect of or arising from any acts or omissions of such Manager Indemnified Party made in the performance of this Agreement, except that there shall be no indemnification for (i) any act or omission of a Manager Indemnified Party that constitutes a Bad Act or (ii) any indemnification obligation of the Manager Indemnified Parties pursuant to Section 5.3(b)(iv) of the Parent LP Agreement or the Losses related thereto.

(c) To the fullest extent permitted by applicable Law, Asset Manager shall and does hereby agree to indemnify and hold harmless and pay all judgments and claims against Parent, the Company and its Subsidiaries and each of their respective Constituent Members, employees, managers, consultants and agents (collectively, the “Parent Indemnified Parties” and together with the Manager Indemnified Parties, the “Indemnified Parties”), from and against any Loss incurred by them in respect of or arising from any acts or omissions by any Manager Indemnified Party pursuant to or in accordance with this Agreement constituting a Bad Act. Each of the Parent

Indemnified Parties (excluding the Company) shall be a third party beneficiary of this Agreement solely for purposes of this Section 11. For the avoidance of doubt, for purposes of this Section 11(c), any Loss in respect of or arising from an act by the Asset Manager in its capacity as a fiduciary under the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder shall not constitute a Bad Act.

(d) The Indemnified Party will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnified Party of its election to assume such defense and settlement within thirty (30) days after the Indemnified Party gives the Indemnitor notice of the claim. In such case, the Indemnified Party will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made, without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnified Party, the Indemnified Party will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request, and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. In addition, if the Indemnitor assumes such defense, the Indemnitor may settle any such claim without the prior consent of the Indemnified Party if such settlement involves the full release of the Indemnified Party and does not impose any non-monetary remedies and conditions on the Indemnified Party without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

(e) Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification pursuant to Section 11(b) or Section 11(c) shall be advanced by the Indemnitor prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount to the extent that it shall be determined upon final decision, judgment or order (whether or not subject to appeal) that such Indemnified Party is not entitled to be indemnified hereunder.

(f) If a claim for indemnification or payment of reasonable expenses hereunder is not paid in full within twenty (20) days after a written notice of claim therefor has been received by the Indemnitor, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim.

(g) The indemnification provided by this Section 11 shall be in addition to any other rights to which an Indemnified Party may be entitled under any agreement, pursuant to any action of the Company, as a matter of Law or otherwise, and shall continue as to an Indemnified Party who has ceased to serve in such capacity.

12. KEY MAN EVENT.

(a) If the employment of any Key Man terminates other than due to death, Disability (as defined in the Key Man Employment Agreement) or Cause (as defined in the Key Man Employment Agreement), a “Key Man Event” shall have occurred. For a period of one (1) year after the occurrence of any Key Man Event, Company Board and Asset Manager shall discuss, and Company shall reasonably consider, potential replacements for the relevant Key Man. If, after such one (1) year period, no suitable replacement for such Key Man, as determined by the Company in its reasonable discretion (acting at the direction of a majority of the Preferred Board Members), is agreed upon by the Asset Manager and Company (acting at the direction of a majority of the Preferred Board Members), then the Company (acting at the direction of a majority of the Preferred Board Members) may, upon written notice to the Asset Manager, immediately terminate this Agreement.

(b) If the employment of any Key Man terminates due to death, Disability (as defined in the Key Man Employment Agreement) or Cause (as defined in the Key Man Employment Agreement), then Asset Manager shall use commercially reasonable efforts to identify a suitable replacement for such Key Man within a reasonable period of time thereafter.

13. TERM; TERMINATION.

(a) The term of this Agreement shall commence on the date hereof and shall continue until terminated pursuant to Section 12 or this Section 13.

(b) Notwithstanding anything herein to the contrary, this Agreement shall automatically and immediately terminate, without the requirement for any further action by any Party, upon the earliest to occur of (i) the initiation of the dissolution and liquidation of the Parent pursuant to Article 10 of the Parent LP Agreement or the Company pursuant to the Company LLC Agreement, (ii) the removal of the General Partner as the general partner of the Parent pursuant to Section 4.13 of the Parent LP Agreement or the voluntary resignation of the General Partner (when such General Partner is an Affiliate of CTT Partner) in such capacity, (iii) the initiation of any sale process or the initiation of any other disposition of all or substantially all of the Property and the other Real Estate Assets pursuant to Section 4.16 of the Parent LP Agreement; provided, that the Alternative Voting System is then in effect and a Person other than the General Partner was appointed to sell the Property and manage all aspects of the sale process, or (iv) the date that is seven years after the date hereof.

(c) The Company, acting at the direction of the Preferred Board Members and acting without consent or approval of any other members of the Company Board or any other Person, may terminate this Agreement immediately upon delivery of written notice of such termination to the Asset Manager (i) in the event that any Change of Control occurs without the prior written consent of the Company Board and (ii) for Cause.

(d) Subject to the terms of the “Budget Variance Cure Protocols” set forth on Exhibit B hereto, the Company, acting at the direction of the Preferred Board Members, may terminate this Agreement immediately upon delivery of written notice to the Asset Manager in the event that a Fiscal Year’s actual results (as determined following the applicable year-end) with respect to a particular Line Item (as defined in Exhibit B) are outside the applicable Allowable Variance Limits (as defined in Exhibit B).

14. PAYMENTS DUE UPON AND FOLLOWING TERMINATION.

(a) Upon the termination of this Agreement pursuant to Section 13(b) or Section 13(c), the Asset Manager shall not be entitled to any further compensation hereunder following the Termination Date; provided, however, that the Asset Manager shall be entitled to receive all accrued but unpaid Asset Management Fees as of the Termination Date (including Deferred Asset Management Fees) to the extent that the Company has funds available for such repayment, unless such termination was consummated pursuant to clause (ii) of Section 13(b).

(b) In the event the Termination Date falls on a day other than the last calendar day of a Fiscal Quarter, the Asset Management Fee payable with respect to the Fiscal Quarter in which the Termination Date occurs shall be an amount equal to the product of (x) the total Asset Management Fee otherwise payable for such Fiscal Quarter, multiplied by (y) a fraction, the numerator of which is the number of calendar days between the start of such Fiscal Quarter and the Termination Date and the denominator of which is the total number of calendar days in such Fiscal Quarter.

15. SURVIVAL. Notwithstanding anything herein to the contrary, the terms of Section 8, Section 10, Section 11, Section 14 and Section 16 shall survive the termination of this Agreement.

16. MISCELLANEOUS.

(a) Nothing in this Agreement shall be construed to make the Company or any of its Subsidiaries or any other Person, on the one hand, and the Asset Manager, on the other hand, partners or joint venturers or impose any liability as such on either of them.

(b) This Agreement, including all schedules and exhibits attached hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof. This Agreement supersedes any prior agreement or understanding among the Parties with respect to the subject matter hereof, but shall not amend, modify, supersede or in any way affect any other agreement or understanding among the Parties or their Affiliates that does not relate to the subject matter hereof.

(c) This Agreement may be amended, supplemented or waived at any time and from time to time only by an instrument in writing signed by each Party.

(d) This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each Party hereby irrevocably consents and agrees that any action, suit or proceeding with respect to this Agreement shall be brought and determined only in the exclusive jurisdiction of the Court of Chancery of the State of Delaware, the courts of the United States of America for the District of Delaware, and appellate courts thereof, and each Party hereby consents to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, LAWSUIT, OR PROCEEDING, WHETHER IN CONTRACT OR IN TORT, RELATING TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DESCRIBED IN THIS AGREEMENT OR TO ANY DISPUTE BETWEEN THE PARTIES (INCLUDING DISPUTES WHICH ALSO INVOLVE OTHER PERSONS).

(e) This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

(f) The rights and obligations under this Agreement may not be assigned or delegated (whether by operation of law, merger, consolidation or otherwise) by any Party without the prior written consent of the other Parties, and any attempted assignment without such prior written consent shall be null and void and of no force or effect; provided, however, that the Asset Manager shall be entitled, without the consent of the other Parties hereto, to assign its right, title and interest in and to this Agreement to any lender or other creditor as collateral security for indebtedness of the Asset Manager or its Affiliates to such lender or other creditor. The Parties hereto hereby consent and agree that such lender or other creditor has the right to assert and enforce any or all of the rights of the Asset Manager collaterally assigned to such lender or creditor in accordance with the terms and provisions of the related indebtedness. The Parties hereto agree and acknowledge that none of such lender or other creditor shall be deemed to have assumed any of the obligations or liabilities of the Asset Manager under this Agreement by reason of such collateral assignment.

(g) Subject to Section 11, the provisions of this Agreement are for the sole and exclusive benefit of the Parties and their permitted successors and assigns and shall not be deemed to create any rights for the benefit of any other Person except as specifically provided herein.

(h) If any provision of this Agreement or the application of such provision to any Party or circumstance shall be held invalid or unenforceable, the remainder of this Agreement or the application of that provision to another Party or circumstance shall not be affected thereby.

(i) No waiver by a Party of any default, breach or violation of this Agreement shall be deemed to be a waiver of any other default, breach or violation of any kind or nature, whether or not similar to the default, breach or violation that has been waived, and no failure to enforce a particular provision in one instance shall be deemed a waiver or modification of rights or preclude the enforcement thereafter. No acceptance of payment or performance by a Party after any such default, breach or violation shall be deemed to be a waiver of any default, breach or violation of this Agreement, whether or not such Party knows of such default, breach or violation at the time it accepts such payment or performance. Subject to any applicable statutes of limitation, no failure or delay on the part of a Party to exercise any right it may have under this Agreement shall prevent its exercise by such Party, and no such failure or delay shall operate as a waiver of any default, breach or violation of this Agreement.

(j) The captions and headings used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

(k) This Agreement may be executed in several counterparts. If so executed, each of such counterparts shall be deemed an original for all purposes and all counterparts shall, collectively, constitute one agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart and photocopies may be used.

(l) Notwithstanding anything herein to the contrary, this may not be amended or modified in a manner that is material and adverse to the interests of the Senior Lender (or the other secured parties under the Senior Credit Documents) without the prior written approval of the Senior Lender.

Remainder of page left intentionally blank; signature pages follow.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized effective as of the day and year first above written.

CREEK PINE REIT, LLC

By: TEXMARK TIMBER TREASURY, L.P., its sole member

By:	/s/ John F. Rasor
Name:	John F. Rasor
Title:	President

[Signature Page to Asset Management Agreement]

CROWN PINE REALTY 1, INC., a Delaware corporation

By:	/s/ John F. Rasor
Name:	John F. Rasor
Title:	President

[Signature Page to Asset Management Agreement]

CATCHMARK TRS CREEK MANAGEMENT, LLC

By: CatchMark Timber TRS, Inc., its sole member

By:	/s/ Brian M. Davis
Name:	Brian M. Davis
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Asset Management Agreement]

Schedule A

Key Man

1. Key Man: Jerry Barag

2. Key Man Employment Agreement: Employment Agreement by and between CatchMark Timber Trust, Inc. and Jerry Barag

Schedule B-1

Initial Annual Budget

(See attached.)

Project Caddo

Schedule B-1: Initial Annual Budget

($‘s, except per acre data)

NOTE: BASIS OF PRESENTATION IS ON A CASH BASIS

[***]

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule B-1

Schedule B-2

Budget Development Protocol

• The Asset Manager will produce an annual harvest schedule (“Annual Harvest Schedule”), taking into consideration (i) the Company’s obligations under the Wood Supply Agreements, (ii) Unlevered Cash Flow requirements, (iii) the long-term value of the Property and (iv) Sustainable Forestry Initiative (SFI) obligations.

• The Preferred Partners, by a majority vote of the Board Members designated by the Preferred Partners, may designate a Person to provide reasonable review and input regarding the following items during the preparation of the Annual Harvest Schedule: Linear Program (LP) constraints, financial assumptions, silvicultural assumptions, and harvest volume in excess of or outside of Wood Supply Agreement obligations. The initial such designee shall be TTG Forestry Services, LLC.

• Each Annual Harvest Schedule will include a thirty (30) year harvest schedule (“Thirty-Year Harvest Schedule”) and a rolling three (3) year harvest plan (“Three-Year Harvest Plan”). A written summary of each Annual Harvest Schedule will be made available to the Company Board, including all assumptions, constraints utilized, and supporting stand level information as may be necessary for a reasonable evaluation of the Thirty-Year Harvest Schedule and the Three-Year Harvest Plan. In addition, annual property profiles including merchantable timber volumes, pre-merchantable acres by species and age class, and acres by land class shall be provided.

• To the extent necessary to facilitate the Company Board’s review of the proposed Annual Budget, the Asset Manager will also (i) provide the Company Board information regarding tract and stand-level activity for the Property and applicable other Real Estate Assets (including, for example, site preparation and treatment, planting method, stock type, planting density, thinning plan, volume removals by product class, and detailed inventory information) and (ii) furnish the Company Board a copy of the then current Geographic Information Systems (GIS) data for the Property and applicable other Real Estate Assets.

• The Asset Manager will seek, based on the Three-Year Harvest Plan, to develop a preliminary version of the Annual Budget (“Preliminary Budget”) and present such Preliminary Budget to the Company Board no later than September 10th of each calendar year for review and consideration.

• The Company Board will provide any comments and feedback regarding the Preliminary Budget no later than September 25th of each calendar year.

• Based on the Preliminary Budget timber volumes (as the same reflects the comments and feedback of the Board) the Asset Manager will provide the “Annual Plan” and “Forecast Plan” volumes to the respective counterparties to the Wood Supply Agreements, as required, on or before September 30th of each calendar year.

• The proposed Annual Budget submitted to the Company Board for final approval pursuant to Section 3 of this Agreement will reflect any changes required by the counterparties to the Wood Supply Agreements after review of the Annual Plan volumes.

• The Annual Budget will include the terms pertaining to any Permitted HBU Sale to be conducted during the applicable Fiscal Year, including (i) a general description of the Property and other Real Estate Assets to be sold, (ii) the minimum price and (iii) any permissible non-standard commercial terms.

Schedule B-3

Pre-Funded Reserves

(See attached.)

Project Caddo

Schedule B-3: Pre-Funded Reserves

($‘s, except per acre data)

NOTE: BASIS OF PRESENTATION IS ON A CASH BASIS

[***]

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule B-3

Schedule B-4

Operating Metrics

1. Recordable incident rate

2. Conformity with certification requirements provided by Sustainable Forestry Initiative Inc.

3. Development of managerial talent

4. Litigation risk

5. Compliance with applicable environmental statutes and regulations

6. Technology and information systems infrastructure

Schedule C

Employees

1.

John Rasor, in the amount of up to $500,000 annually, but only to the extent he is performing the Services. The Parties acknowledge and agree that this amount shall be considered by the Company as an expense within the “Forestry Management” line item of the applicable Annual Budget.

Exhibit A

Allowable Variances

Item	Minimum	Maximum
Plantation Clearcut Acres	[***]	[***]
Total GP/IP WSA Volume	[***]	[***]
Weighted Age of Plantation Clearcuts	[***]	[***]
Hardwood Release	[***]	[***]
Mid Rotation Fertilization	[***]	[***]
Road Maintenance	[***]	[***]
Site Prep + Plant + Seedlings + Herbaceous Weed Control	[***]	[***]
Fertilization at Establishment	[***]	[***]
Capital Infrastructure Expenses, including bridges, culverts and road construction	[***]	[***]

Exhibit B

Budget Variance Cure Protocols

1.

If the actual results for a Fiscal Year (as determined following the applicable year-end) reflect a variance (measured against the applicable Annual Budget) (a “Budget Variance”) above or below the “Minimum” or “Maximum” values set forth on Exhibit C hereto (the “Allowable Variance Limits”) with respect to any of the line items set forth on Exhibit C (each, a “Line Item”), then the Asset Manager will, simultaneously with the delivery of the results of such Fiscal Year, provide the Company Board with a written notice (a “Budget Variance Notice”) setting forth in reasonable detail:

(i)	a description of such Line Item and the amount of the Budget Variance;

(ii)

the underlying causes of the Budget Variance, including (A) a Force Majeure Event (as defined below), (B) market issues, (C) regulatory or environmental compliance, (D) SFI compliance, or (E) such other causes as the Asset Manager identifies (each, a “Notice Event”); and

(iii)

if the Budget Variance is due to a Force Majeure Event, recommendations for reducing or eliminating the amount of the anticipated Budget Variance and the appropriate cure period (not to exceed the applicable cure period set forth opposite such Line Item on Exhibit C hereto) (each, a “Proposed Variance Cure”), including (A) a description of the actions required to implement each Proposed Variance Cure, (B) the financial implications of each Proposed Variance Cure, (C) an estimated timeline to implement each Proposed Variance Cure, and (D) the Asset Manager’s preferred Proposed Variance Cure.

As used above, “Force Majeure Event” means any (i) any Change Event (as defined in the applicable Wood Supply Agreement) under a Wood Supply Agreement or (ii) the occurrence of a Force Majeure (as defined in the applicable Wood Supply Agreement) under a Wood Supply Agreement.

2.

If the Notice Event identified in the Budget Variance Notice is a Force Majeure Event (in which case such Budget Variance Notice is referred to herein as a “Force Majeure Budget Variance Notice”), then, subject to the remaining provisions of this Exhibit B, the Company Board may not immediately terminate this Agreement pursuant to Section 13(d) with respect to the Line Item identified in such Force Majeure Budget Variance Notice. If, however, the Notice Event identified in the Budget Variance Notice is not a Force Majeure Event, then the Company Board shall have the right to immediately terminate this Agreement pursuant to Section 13(d).

3.

Upon delivery of a Force Majeure Budget Variance Notice, the Company Board and the Asset Manager will work together in good faith for a period of 45 days to approve a Proposed Variance Cure, either as originally presented in the Force Majeure Budget Variance Notice or subject to such modifications as the Company Board and the Asset Manager mutually agree upon.

B-1

4.

If a Proposed Variance Cure is agreed within the 45-day period set forth in paragraph 3 above (an “Agreed Variance Cure”), then the Asset Manager shall implement such Agreed Variance Cure within the applicable cure period. If the Asset Manager fails to implement the Agreed Variance Cure within the applicable cure period, then the Company Board shall have the right to immediately terminate this Agreement in accordance with Section 13(d).

5.

If a Proposed Variance Cure is not agreed within the 45-day period set forth in paragraph 3 above, then the Asset Manager will in good faith implement the Proposed Variance Cure that the Company Board determines is in the best interests of the Company, taking into account long-term asset value (the “Company-Determined Variance Cure”). The Company Board shall have the right to immediately terminate this Agreement if the Asset Manager fails to implement a Company-Determined Variance Cure within the applicable cure period.

6.

Notwithstanding anything to the contrary contained herein, (i) all actions of the Company Board hereunder shall be taken as a Major Decision, and (ii) with respect to any of the Line Items under the heading “Seasonal Events” on Exhibit C hereto, if the Asset Manager fails to implement the Annual Budget within the parameters set forth in the applicable Annual Variance Limits for a period of two (2) consecutive Fiscal Years (a “Two Year Seasonal Line Item Implementation Failure”), then the Company Board shall have the right to immediately terminate this Agreement pursuant to Section 13(d) (notwithstanding any Budget Variance Notices); provided, however, that if in each of such two (2) consecutive Fiscal Years, (x) a named hurricane or tropical storm (in each case, affecting at least 10% of the total acres of the Parent and its Subsidiaries by acreage) or (y) disease, insect infestation, wind, ice or fire (in each case, affecting at least 5,000 acres of harvest units in the current 3-year harvest plan of the Company) has occurred, and the Asset Manager has delivered Budget Variance Notices that identify such events as the Notice Events, then the Company Board shall not have the right to terminate this Agreement with respect to such Two Year Seasonal Line Item Implementation Failure.

7.

Notwithstanding anything to the contrary contained herein, if, during a Fiscal Year, the Asset Manager in good faith determines that it is reasonably likely that a Budget Variance will exist with respect to a Line Item, then the Asset Manager may provide the Company Board with a written notice setting forth, in reasonable detail (1) a description of such Line Item, (2) an estimate of the amount of the anticipated Budget Variance, and (3) a description of the underlying Notice Event (an “Expected Variance”), and the Company Board may, as a Major Decision, approve or disapprove such Expected Variance. If the Company Board approves an Expected Variance, then, notwithstanding anything to the contrary contained herein, the Company Board’s right to terminate this Agreement pursuant to Section 13(d) shall be waived to the extent of such Expected Variance with respect to such Fiscal Year.

All capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Agreement.

B-2

Exhibit C

Variance Termination Triggers

Non-Seasonal Events	Minimum	Maximum	Cure Period for Force Majeure Event
Hardwood Release + mid rotation fertilization	[***]	[***]	365 days from end of Fiscal Year
Road Maintenance	[***]	[***]	180 days from end of Fiscal Year
Capital Infrastructure (incl. bridges, culverts, road construction)	[***]	[***]	180 days from end of Fiscal Year
Seasonal events
Total GP/IP WSA	[***]	[***]	No cure if outside variance for 2 successive years
Plantation Clearcut Acres	[***]	[***]	No cure if outside variance for 2 successive years
Weighted Age of plantation Clearcuts	[***]	[***]	No cure if outside variance for 2 successive years
Site Prep + Plant + Seedlings + Herbaceous Weed Control	[***]	[***]	No cure if outside variance for 2 successive years
Fertilization at Establishment	[***]	[***]	No cure if outside variance for 2 successive years

(1)

Notwithstanding anything herein to the contrary, variances attributable to Non-Controllable Expenses (as defined in the Parent LP Agreement) shall not be counted towards determining whether there is a variance above or below the Annual Budget.

(2)

Measured on an annual basis based upon the applicable annual financial and operational information presented by the Asset Manager to the Company Board within forty-five (45) days of the end of each Fiscal Year.

(3)

Cure period for the Line Items under the heading “Seasonal Events” to be agreed-upon by the Company Board and the Asset Manager in accordance with clause (c) of Exhibit B; provided, that if the cure period cannot be timely agreed upon, then the cure period shall be as set forth above.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.